 EXHIBIT 21. SUBSIDIARIES OF THE REGISTRANT

The Old Point National Bank of Phoebus, a wholly-owned subsidiary of the Corporation, is a national banking association subject to regulation by the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Federal Reserve System.

Old Point Trust and Financial Services, N.A., a wholly-owned subsidiary of the Corporation, is a national banking association subject to regulation by the Comptroller of the Currency, and the Federal Reserve System.